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                                                                    EXHIBIT 23.1


                       Consent of Independent Accountants



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Fruit of the Loom, Ltd. relating to the reorganization of Fruit of the Loom, Inc. and the registration of Fruit of the Loom, Ltd. Class A ordinary shares and to the incorporation by reference therein of our report dated February 12, 1997, with respect to the consolidated financial statements and schedules of Fruit of the Loom, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission, and to the inclusion in the Registration Statement of our report dated February 9, 1998 with respect to the financial statements of Fruit of the Loom, Ltd.

                                                           /s/ Ernst & Young LLP

Chicago, Illinois

February 9, 1998